EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports Strong First Quarter 2021 Earnings

LAREDO, Texas—(BUSINESS WIRE)— May 6, 2021—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the three months ended March 31, 2021 was approximately $50.8 million or $.80 diluted earnings per common share ($.80 per share basic), compared to approximately $34.8 million or $.53 diluted earnings per common share ($.54 per share basic) for the same period in 2020, representing an increase of approximately 46.0 percent in net income and approximately 50.9 percent in diluted earnings per share.

Net income for the three months ended March 31, 2021 was primarily impacted by a decrease in the provision for credit losses compared to the same period of 2020.  The credit loss expense charged to operations increased throughout 2020 as a result of increases in the allowance for credit losses (“ACL”) due to deteriorating economic conditions as a result of the novel Coronavirus Disease 2019 (“COVID-19”) and the impact of those conditions on certain segments of our loan portfolio.  Economic conditions during the first quarter of 2021 have stabilized and in certain segments, slightly improved.  The pool specific qualitative loss factors management deemed appropriate for the ACL calculation at December 31, 2020 remained constant in the March 31, 2021 ACL calculation, which positively impacted the calculation and resulted in a decrease of approximately $12.4 million, net of tax, in the credit loss expense charged to operations for the three months ended March 31, 2021 compared to the same period of 2020. Net interest income continues to be negatively impacted by the Federal Reserve Board (“FRB”) action to decrease interest rates in March 2020.

“The global health crisis resulting from COVID-19 has continued to impact business.  Economic conditions have continued to improve, but have not fully recovered to pre-pandemic levels.  As the vaccines for COVID-19 have become more widely available to larger sectors of the population, there is more certainty that the pandemic will end and the long-term impacts can be better assessed.  The slight improvement in forecasted economic conditions positively impacted our ACL calculation in the first quarter, resulting in lower credit loss expense compared to the first quarter of 2020.  We continue to be confident in our exceptionally strong capital position, significant liquidity, and strong relationship deposit base.  Management strategies that were established at the onset of the pandemic remain in place and we remain fully committed to making the best decisions possible to protect the future of our company for our customers, employees, and shareholders,” said President and CEO Dennis E. Nixon.  “We will continue to monitor the crisis and the impact on our business and are confident that we are making prudent choices to ensure that we continue the 55 plus years of success we have delivered.”

Total assets at March 31, 2021 were approximately $14.9 billion compared to approximately $14.0 billion at December 31, 2020.  Total net loans were approximately $7.4 billion at March 31, 2021 and December 31, 2020. Deposits were approximately $11.5 billion at March 31, 2021 compared to approximately $10.7 billion at December 31, 2021.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 186 facilities and 280 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.